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                                                                Exhibit 23(e)


CONSENT OF THE ROBINSON-HUMPHREY COMPANY, LLC

We hereby consent to the inclusion as an annex to this Registration Statement on Form S-4 (the "Registration Statement") of BB&T Corporation and Century South Banks, Inc. of our opinion (the "Opinion"), dated on or about
December 4, 2000, with respect to the merger of BB&T Corporation with Century South Banks, Inc. We also consent to the references to the Opinion and our firm in the Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

                                /s/ THE ROBINSON-HUMPHREY COMPANY, LLC

Atlanta, Georgia
March 8, 2001